------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
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                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                  JMAR Technologies, Inc.;                      to Issuer (Check all applicable)
    Martinez, John S.                             NMS:JMAR                                        X  Director          10% Owner
--------------------------------------------   ----------------------------------------------   ----               ---
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for        X  Officer (give    Other (specify
                                                  Number of Reporting        Month/Year         ---- title below)  --- below)
  5800 Armada Drive                               Person (Voluntary)         April, 2002
--------------------------------------------                              -------------------      Chief Executive Officer
                  (Street)                                                5. If Amendment,      ------------------------------------
                                                                             Date of Original
  Carlsbad        CA                92008                                    (Month/Year)       7. Individual or Joint/Group Filing
--------------------------------------------                                                    (Check Applicable Line)
    (City)        (State)           (Zip)                                 -------------------     X   Form filed by One
                                                                                                ----  Reporting Person
USA                                                                                                   Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-     4. Securities Acquired (A) 5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action        or Disposed of (D)         Securities          Form          Indirect
                                   Date        Code          (Instr. 3, 4 and 5)        Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/     --------------------------------------      (Instr. 3 and 4)    (I)
                                   Year)    Code    V     Amount   (A) or    Price                          (Instr. 4)
                                                                   (D)
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Common Stock                     4/4/02    P             5,000     A         1.85                            I          By Trust
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Common Stock                     4/4/02    P             1,000     A         1.97                            I          By Trust
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Common Stock                     4/4/02    P               500     A         1.98                            I          By Trust
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Common Stock                     4/4/02    P             3,500     A         2.03       479,965              I          By Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

All shares of Common Stock are held by John S. Martinez Separate Property
Trust for the benefit of John S. Martinez with John S. Martinez as Trustee.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                      /s/ John S. Martinez            April, 4, 2002
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
      If space is insufficient, see Instruction 6 for procedure.                  **Signature of Reporting Person         Date

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7-96)
displays a currently valid OMB Number.
